Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 290-8769
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS, L.P. TRANSFERS COMMON
UNIT LISTING TO THE NEW YORK STOCK EXCHANGE

DENVER—May 1, 2007—MarkWest Energy Partners, L.P. (NYSE: MWE) announced that, effective May 2, 2007, the Partnership will transfer the listing of its common units to the New York Stock Exchange under the symbol “MWE.”  To commemorate the transfer, Mr. Frank M. Semple, President and Chief Executive Officer, along with the MarkWest executive team, will ring The Opening Bell(SM) of the NYSE on May 15, 2007.

“We are honored to be listed on the New York Stock Exchange with some of the most prestigious publicly traded companies in the world,” said Mr. Semple.  “The move to the NYSE further exemplifies the tremendous success story of MarkWest Energy Partners since the IPO in 2002, and we look forward to many years of continued success.”

“We are proud to welcome MarkWest Energy Partners, L.P. to our family of listed companies,” said NYSE Euronext President and Co-Chief Operating Officer Catherine R. Kinney.  “We look forward to our partnership and to providing them with the superior market quality and unsurpassed brand visibility that issuers from around the world have come to expect from listing on the New York Stock Exchange.”

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MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2006, and our Forms 10-Q, as filed with the SEC.